Exhibit 99.3

MDU COMMUNICATIONS ANNOUNCES UP TO
$15M PRIVATE EQUITY FINANCING

TOTOWA, NJ, November 16, 2004 - MDU Communications International, Inc. (OTCBB: MDTV), a leading end-to-end provider of DIRECTV® digital satellite television programming, private cable video solutions and broadband Internet services to the United States residential multi-dwelling unit market, today announced that it intends to raise approximately $15 million in gross proceeds from a private equity placement. In particular, the Company plans to sell to accredited investors units consisting of common stock and warrants to purchase common stock. The Company expects the net proceeds from the private placement to be used for general corporate purposes, including supporting continued growth in backlog and subscribers. There can be no assurance, however, that this amount will be raised.

About MDU: MDU Communications International, Inc. (OTCBB: MDTV) is a leading provider of premium communication/information services, including digital satellite television and high-speed (broadband) Internet services, exclusively to the United States multi-dwelling unit (MDU) marketplace - estimated to include 26 million residences. Through its wholly-owned subsidiary, MDU Communications (USA) Inc., MDU Communications delivers DIRECTV® digital satellite television programming and high-speed (broadband) Internet systems and is committed to delivering the next generation of interactive communication services to MDU residents.

Neither the units, the shares of common stock underlying the units, the warrants, nor the shares of common stock underlying the warrants (collectively, the "Securities") to be sold to investors have been registered under the Securities Act of 1933, as amended (the "Securities Act"). Accordingly, the Securities may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the Securities.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements such as our expectation of raising up to $15M proceeds in this offering. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements, including, but not limited to, efforts on behalf of the Company to raise additional funds, and other risks detailed from time to time in the Company’s filings.

The Company’s filings, including current financial reports, can be accessed through the EDGAR database at www.sec.gov.